Exhibit 2.11

SHORT-TERM TRANSITION SERVICES AGREEMENT

THIS SHORT-TERM TRANSITION SERVICES AGREEMENT, dated as of April 29, 2016, is by and between CHSPSC, LLC, a Delaware limited liability company (“CHSPSC”), an indirect wholly owned subsidiary of CHS (as defined below), and QUORUM HEALTH CORPORATION, a Delaware corporation (“QHC”).

R E C I T A L S:

WHEREAS, the board of directors of Community Health Systems, Inc., a Delaware corporation (“CHS”) has determined that it is appropriate and advisable to separate (i) thirty-eight (38) of CHS’ hospitals and related business operations and (ii) Quorum Health Resources, LLC, a hospital management and consulting services business, from CHS’ other hospitals and businesses;

WHEREAS, in order to effectuate the foregoing, CHS and QHC have entered into a Separation and Distribution Agreement, dated as of April 29, 2016 (the “Separation and Distribution Agreement”), which provides for, among other things, the contribution from CHS to QHC of certain assets, the assumption by QHC of certain Liabilities (as defined in the Separation and Distribution Agreement) from CHS, the distribution by CHS of QHC common stock to CHS shareholders, and the execution and delivery of certain agreements in order to facilitate and provide for the foregoing, in each case subject to the terms and conditions set forth therein; and

WHEREAS, in order to facilitate and provide for an orderly transition under the Separation and Distribution Agreement, the Parties (as defined herein) desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide to the other the Services (as defined herein) for a transitional period.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement (as defined herein), the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Reference is made to Section 8.09 regarding the interpretation of certain words and phrases used in this Agreement. In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” has the meaning set forth in the Separation and Distribution Agreement.

“Agreement” means this Transition Services Agreement and each of the Schedules hereto.

“Change of Control” has the meaning set forth in the Separation and Distribution Agreement.

“Charges” has the meaning set forth in Section 2.03.

“CHS” has the meaning set forth in the Recitals.

“CHSPSC” has the meaning set forth in the Preamble.

“Dispute” has the meaning set forth in Section 8.07(a).

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Force Majeure” has the meaning set forth in the Separation and Distribution Agreement.

“Governmental Authority” has the meaning set forth in the Separation and Distribution Agreement.

“Information” has the meaning set forth in the Separation and Distribution Agreement.

“Interest Payment” has the meaning set forth in Section 4.02.

“Law” has the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” has the meaning set forth in the Separation and Distribution Agreement.

“Losses” has the meaning set forth in Section 7.03.

“Notice” means any written notice, request, demand or other communication specifically referencing this Agreement and given in accordance with Section 8.17.

“Parties” means the parties to this Agreement.

“Person” has the meaning set forth in the Separation and Distribution Agreement.

“Personal Data” means data that can be used by itself or in combination with other available data to identify a specific individual.

“Prime Rate” has the meaning set forth in the Separation and Distribution Agreement.

“Privileged Information” has the meaning set forth in the Separation and Distribution Agreement.

“Proceeding” has the meaning set forth in the Separation and Distribution Agreement.

“Provider” means, with respect to any Service, the entity or entities identified on the applicable subsection of Schedule 1 hereto as the “Service Provider.”

“QHC” has the meaning set forth in the Preamble.

“QHC Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Recipient” means, with respect to any Service, the entity or entities identified on the applicable subsection of Schedule 1 hereto as the “Service Recipient.”

“Representatives” has the meaning set forth in the Separation and Distribution Agreement.

“Separation” has the meaning set forth in the Separation and Distribution Agreement.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Service Period” means, with respect to any Service, the period commencing at the Effective Time and ending on the earlier of (i) the period set forth on Schedule 1 hereto as the “Term” as to such Service; or (ii) the date the Recipient terminates the provision of such Service pursuant to Section 5.02.

“Services” has the meaning set forth in Section 2.01.

“Subsidiary” has the meaning set forth in the Separation and Distribution Agreement.

“Tax” has the meaning set forth in the Separation and Distribution Agreement.

“Tax Authority” has the meaning set forth in the Separation and Distribution Agreement.

“Third Party” has the meaning set forth in the Separation and Distribution Agreement.

ARTICLE II

SERVICES

Section 2.01 Services. Commencing as of the Effective Time, the Provider agrees to provide, or to cause one of its Subsidiaries or Affiliates to provide, to the Recipient, or any Subsidiary of the Recipient, the applicable services (the “Services”) set forth on each of the subsections of Schedule 1 hereto.

Section 2.02 Performance of Services.

(a) The Provider shall perform and cause its Subsidiaries and Affiliates to perform all Services to be provided by the Provider in good faith and with due care consistent with the care that it exercises in performing such Services for itself. Recipient acknowledges and agrees that neither the Provider nor its Subsidiaries or Affiliates regularly provides the Services to be provided hereunder to Third Parties as part of its business, and, except as specifically stated elsewhere herein, the Provider does not otherwise warrant or assume any responsibility for the performance of the Services by it, its Subsidiaries or Affiliates.

(b) (i) Neither the Provider nor any of its Subsidiaries or Affiliates shall be required to perform or to cause to be performed any of the Services for the benefit of any Third Party or any other Person other than the Recipient or its Subsidiaries, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.02, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES AND PRODUCTS ARE PROVIDED ON AN “AS-IS”

BASIS, THAT THE RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT THE PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES AND PRODUCTS. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(c) Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party. If a change in or addition to Law applicable to the Provider or the Recipient causes the Provider to change the Services provided or incur additional expenses in providing such Services, the Provider shall use commercially reasonable efforts to promptly advise the Recipient of such additional expenses, and the Provider and the Recipient will mutually seek an alternative that minimizes such additional expenses. The Recipient shall be responsible for any and all such additional expenses.

Section 2.03 Charges for Services. The Recipient shall pay the Provider of each Service the fee set forth on Schedule 1 for such Service (or category of Services, as applicable) after the “Fee” heading (each fee constituting a “Charge” and, collectively, “Charges”). All Charges shall be invoiced and collected in accordance with Article IV. During the term of this Agreement, the amount of a Charge for any Services may be adjusted to the extent of: (a) any adjustments mutually agreed to by the Parties; and (b) any adjustment in the rates or charges imposed by any Third-Party provider that is providing Services in accordance with Section 2.07 (proportional to the respective use of such Services by each Party); provided, that the rates or charges imposed by such Third-Party provider shall be passed through to the Recipient without adding any margin or mark-up. Together with any monthly invoice for Charges, the Provider shall provide the Recipient with reasonable documentation, including any additional documentation reasonably requested by the Recipient to the extent such documentation is in the Provider’s or its Subsidiaries’ or its Affiliates’ possession or control, to support the calculation of such Charges.

Section 2.04 Reimbursement for Out-of-Pocket Expenses and Compensation Costs. The Recipient shall reimburse the Provider for (i) reasonable out-of-pocket costs and expenses incurred by the Provider or any of its Subsidiaries or Affiliates in connection with providing the Services (including reasonable travel-related expenses) and (ii) the portion of all Provider employee compensation and benefits (calculated at twenty percent (20%) of salary) incurred in connection with or allocable directly to the performance of the Services hereunder, in each case, to the extent that such costs, expenses, compensation and benefits are not reflected in the Charges for such Services set forth on Schedule 1. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to the Recipient in accordance with the Provider’s then applicable business travel policies.

Section 2.05 Changes to Services. Except as provided in Section 2.07 and subject to the performance standards set forth in this Article II, the Provider may make changes from time to time in the manner of performing the Services if the Provider is making similar changes in performing analogous services for itself and if the Provider furnishes to the Recipient reasonable prior Notice (in content and timing) respecting such changes.

Section 2.06 Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate using good faith efforts to effectuate a smooth transition of the Services from the Provider to the Recipient (or its designee).

Section 2.07 Use of Third Parties to Provide Services. The Provider may perform its obligation to provide a Service through the use of one or more Third Parties without the consent of the Recipient; provided, that, subject to Section 2.02, (a) the hiring or engagement of such Third Party does not materially decrease the quality or level of Services provided to the Recipient to below that provided by the Provider, (b) the use of such Third Party will not materially increase the Charges payable by the Recipient in connection with such Services, (c) the use of such Third Party will not change the manner in which the Services are delivered in a way that materially increases the Recipient’s costs of receiving the Services; provided, further, that if such Third Party has been engaged by Provider to perform the same or similar services to Provider or Recipient prior to the Effective Time, then clauses (a), (b) and (c) shall be deemed satisfied. The Provider shall in all cases remain primarily responsible for all of its obligations under this Agreement with respect to the Services, except that if a Third Party provides all or part of any Service pursuant to a written agreement with the Recipient, the Recipient agrees to be bound by, and to cause its Affiliates to comply with, those obligations that such agreement places on the Recipient, and the Provider shall not be responsible for its obligations under this Agreement that are specified in such agreement to be obligations of the Third Party provider.

ARTICLE III

OTHER ARRANGEMENTS

Section 3.01 Access.

(a) QHC shall, and shall cause its Subsidiaries to, allow CHSPSC and its Subsidiaries or Affiliates and their respective Representatives reasonable access to the facilities of QHC and its Subsidiaries that is necessary for CHSPSC and its Subsidiaries or Affiliates to fulfill their obligations under this Agreement. In addition to the foregoing right of access, QHC shall, and shall cause its Subsidiaries to, afford CHSPSC, its Subsidiaries and Affiliates and their respective Representatives, upon reasonable advance notice, reasonable access during normal business hours to the facilities, information, systems, infrastructure and personnel of QHC and its Subsidiaries as reasonably necessary for CHSPSC to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by QHC or its Subsidiaries, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of QHC or any of its Subsidiaries and (ii) in the event that QHC determines that providing such access could violate any Law or agreement, or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such harm or consequence. CHSPSC agrees that all of its and its Subsidiaries’ and Affiliates’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of QHC and its Subsidiaries, or when given access to any facilities, information, systems, infrastructure or personnel of QHC and its Subsidiaries, conform to the policies and procedures of CHSPSC in effect on the Effective Time.

(b) CHSPSC shall, and shall cause its Subsidiaries and Affiliates to, afford QHC, its Subsidiaries and their respective Representatives, upon reasonable advance notice, reasonable access during normal business hours to the facilities, information, systems, infrastructure, and personnel of CHSPSC and its Subsidiaries or Affiliates as reasonably necessary for QHC to verify the adequacy of internal controls over information technology, reporting of financial data and related processes employed in connection with the Services being provided by CHSPSC or its Subsidiaries or Affiliates, including in connection with verifying compliance with Section 404 of the Sarbanes-Oxley Act of 2002; provided that (i) such access shall not unreasonably interfere with any of the business or operations of CHSPSC or any of its Subsidiaries and (ii) in the event that CHSPSC determines that providing such access could violate any Law or agreement, or waive any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit such access in a manner that avoids any such harm or consequence. QHC agrees that all of its and its Subsidiaries’ employees shall, and that it shall use commercially reasonable efforts to cause its Representatives’ employees to, when on the property of CHSPSC and its Subsidiaries or Affiliates, or when given access to any facilities, information, systems, infrastructure or personnel of CHSPSC and its Subsidiaries or Affiliates, conform to the policies and procedures of CHSPSC in effect on the Effective Time.

ARTICLE IV

BILLING; TAXES

Section 4.01 Procedure. Charges for the Services shall be charged to and payable by the Recipient. Amounts payable pursuant to the terms of this Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between the Parties) to the Provider, as directed by the Provider, on a monthly basis, which amounts shall be due within thirty (30) days after the date of invoice. All amounts due and payable hereunder shall be invoiced and paid in U.S. dollars.

Section 4.02 Late Payments. Charges not paid when due pursuant to this Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of the date of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 2%, or the maximum legal rate, whichever is lower (the “Interest Payment”).

Section 4.03 Taxes. Without limiting any provisions of this Agreement, the Recipient shall bear any and all Taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Agreement, including all sales, use, value-added, and similar Taxes, but excluding Taxes based on the Provider’s net income. Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, the Recipient shall be entitled to withhold from any payments to the Provider any such Taxes that the Recipient is required by Law to withhold and shall pay such Taxes to the applicable Tax Authority.

Section 4.04 No Set-Off. Except as mutually agreed to in writing by CHSPSC and QHC, no Party or any of its Affiliates shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.

ARTICLE V

TERM AND TERMINATION

Section 5.01 Term. This Agreement shall commence at the Effective Time and shall terminate upon the earlier to occur of: (a) the last date on which either Party is obligated to provide any Service to the other Party as set forth on Schedule 1; or (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety. Unless otherwise terminated pursuant to Section 5.02, this Agreement shall terminate with respect to any Service at the close of business on the last day of the Service Period for such Service as set forth on Schedule 1 under “Term” as to such Service. To the extent that the Provider’s ability to provide a Service is dependent on the continuation of a specified Service, the Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service.

Section 5.02 Early Termination.

(a) Without prejudice to the Recipient’s rights with respect to a Force Majeure, the Recipient may from time to time terminate this Agreement with respect to the entirety of any individual Service but not a portion thereof:

(i) for any reason or no reason, upon the giving of ten (10) business days’ advance Notice to the Provider of such Service; or

(ii) immediately, upon giving Notice to the Provider of such Service, if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service in a manner constituting intentional misconduct or gross negligence; and provided, further, that the Recipient shall not be entitled to terminate the Agreement with respect to the applicable Service if there remains a good faith Dispute between the Parties (undertaken in accordance with the terms of Section 8.07) as to whether such breach by Provider constitutes intentional misconduct or gross negligence.

(b) The Provider may terminate this Agreement with respect to any individual Service, but not a portion thereof, at any time upon prior Notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Service in a manner constituting intentional misconduct or gross negligence, which shall include a failure to make payment of Charges for such Service when due, and such failure shall continue uncured for a period of ten (10) business days after receipt by the Recipient of a Notice of such failure from the Provider; and provided, further, that the Provider shall not be entitled to terminate the Agreement with respect to the applicable Service if there remains a good faith Dispute between the Parties (undertaken in accordance with the terms of Section 8.07) as to whether such breach by Recipient constitutes intentional misconduct or gross negligence. The relevant subsection of Schedule 1 hereto shall be updated to reflect any terminated Service.

(c) Either Party may terminate this Agreement if the other party (i) is bankrupt or insolvent or takes the benefit of any statute in force for bankrupt or insolvent debtors, or (ii) files a proposal or takes any action or proceeding before any court of competent jurisdiction for its dissolution, winding-up or liquidation, or for the liquidation of its assets, or a receiver is appointed in respect of its assets, which order, filing or appointment is not rescinded within ten (10) business days.

Section 5.03 Modification to Services. The Recipient may from time to time request a modification in part of the scope or amount of any Service. If requested to do so by the Recipient, the Parties shall discuss in good faith appropriate adjustments to the relevant Charges in light of all relevant factors. If, after such discussions, the Parties do not approve any requested modification of the Service and the relevant Charges in connection therewith, then (a) there shall be no change to the Charges under this Agreement and (b) unless the Parties otherwise agree in writing, there shall be no change to the scope or amount of any Services under this Agreement. If, after such discussions, the Parties agree to any modification of Service, such modification of Service shall be documented in a written agreement executed by the Parties. Additionally, in connection with any such modification of Service, the Parties may agree to an appropriate modification to the Charges related to the applicable modified Service.

Section 5.04 Interdependencies. The Parties acknowledge and agree that (i) there may be interdependencies among the Services being provided under this Agreement, (ii) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (A) any such interdependencies exist with respect to the particular Service that a Party is seeking to terminate or modify, as applicable, in accordance with Section 5.02, or Section 5.03, respectively, and (B) in the case of a termination or modification, the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination or modification of another Service, as applicable, in accordance with Section 5.02 or Section 5.03, respectively, prior to the expiration of the then current Service Period for such Service, and (iii) in the event that the Parties have determined that such interdependencies exist (and, in the case of a termination or modification, as applicable, that the Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by the termination or modification of another Service, as applicable, in accordance with Section 5.02 or Section 5.03, respectively, prior to the expiration of then current Service Period for such Service), the Parties shall negotiate in good faith to amend Schedule 1 hereto relating to the termination dates of such impacted Service, which amendment shall be consistent with the terms of comparable Services.

Section 5.05 Effect of Termination. Upon the termination of any Service pursuant to this Agreement, the Provider of the terminated Service shall have no further obligation to provide the terminated Service, and the Recipient shall have no obligation to pay any future Charges relating to any such Service; provided, however, that the Recipient shall remain obligated to the Provider for the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service. In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article V, Article VII and Article VIII, all confidentiality obligations under this Agreement and Liability for all due and unpaid Charges, shall continue to survive indefinitely.

Section 5.06 Information Transmission. The Provider, on behalf of itself and its respective Subsidiaries and Affiliates, shall provide or make available, or cause to be provided or made available, to the Recipient, in accordance with Section 7.01(a) of the Separation and Distribution Agreement, any Information received or computed by the Provider for the benefit of the Recipient concerning the relevant Service during the Service Period; provided, however, that, except as otherwise agreed to in writing by the Parties (a) the Provider shall not have any obligation to provide or cause to provide Information in any non-standard format, (b) the Provider and its Subsidiaries and Affiliates shall be reimbursed for their reasonable costs in accordance with Section 7.01(e) of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information, and (c) the Provider shall maintain any such Information in accordance with Section 7.03 of the Separation and Distribution Agreement.

ARTICLE VI

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 6.01 CHS and QHC Obligations. Subject to Section 6.04, CHSPSC, on behalf of itself and each of its Subsidiaries and Affiliates, and QHC, on behalf of itself and each of the QHC Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to CHSPSC’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party (or its business) and the other Party’s Subsidiaries (or their respective businesses) that is either in its possession (including confidential and proprietary information in its possession prior to the Effective Time) or furnished by the other Party or the other Party’s Subsidiaries or Affiliates or their respective Representatives at any time pursuant to this Agreement, and shall not use any such confidential and proprietary information other than for such purposes as may be expressly permitted hereunder, except, in each case, to the extent that such confidential and proprietary information has been (a) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or Affiliates or any of their respective Representatives in violation of this Agreement; (b) later lawfully acquired from other sources by such Party or any of its Subsidiaries or Affiliates, which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information; or (c) independently developed or generated without reference to or use of the respective proprietary or confidential information of the other Party or any of its Subsidiaries or Affiliates. If any confidential and proprietary information of CHSPSC or any of its Subsidiaries or Affiliates is disclosed to QHC or any of its Subsidiaries in connection with providing the Services, then such disclosed confidential and proprietary information shall be used only as required to perform the Services. If any confidential and proprietary information of QHC or any of its Subsidiaries is disclosed to CHSPSC or any of its Subsidiaries or Affiliates in connection with providing the Services, then such disclosed confidential and proprietary information shall be used only as required to perform such Services.

Section 6.02 No Release. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.01 to any other Person, except its Representatives who need to know such information in their capacities as such, and except in compliance with Section 6.04 and (b) to maintain any such information in accordance with Section 7.03 of the Separation and Distribution Agreement.

Section 6.03 Third Party Information; Privacy and Data Protection Laws. Each Party acknowledges that it and its respective Subsidiaries and Affiliates may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (a) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and another Party or another Party’s Subsidiaries or Affiliates, on the other hand, prior to the Effective Time; or (b) that, as between the Parties, was originally collected by another Party or another Party’s Subsidiaries or Affiliates and that may be subject to and protected by privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause its Subsidiaries and Affiliates and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among such other Party or such other Party’s Subsidiaries or Affiliates, on the one hand, and such Third Parties, on the other hand.

Section 6.04 Protective Arrangements. In the event that either Party or any of its Affiliates is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any confidential or proprietary information of the other Party that is subject to the confidentiality provisions hereof, or to disclose or provide any Personal Data that it processes on behalf of the other Party in accordance with the data protection agreement to be entered into between CHSPSC and QHC as of the Effective Time, such Party shall, unless prohibited by such request or requirement of the applicable Governmental Authority or under applicable Law, provide the other Party with Notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

ARTICLE VII

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01 Limitations on Liability.

(a) SUBJECT TO SECTION 7.02, EXCEPT IN THE EVENT OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE PROVIDER, THE LIABILITIES OF THE PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED THE AGGREGATE CHARGES PAID AND PAYABLE TO SUCH PROVIDER AND ITS SUBSIDIARIES AND AFFILIATES FOR ALL SERVICES BY THE RECIPIENT PURSUANT TO THIS AGREEMENT THROUGHOUT THE TERM OF THIS AGREEMENT. IN THE EVENT OF WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE PROVIDER, THEN THE PROVIDER SHALL BE LIABLE FOR ACTUAL COMPENSATORY DAMAGES SUFFERRED BY THE RECIPIENT.

(b) IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR INDIRECT, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR PROPERTY DAMAGE OR LOST PROFITS, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. QHC HEREBY ACKNOWLEDGES THAT CHSPSC DOES NOT REGULARLY PROVIDE SERVICES TO THIRD PARTIES AS PART OF ITS BUSINESS AND THAT CHSPSC HAS AGREED TO PROVIDE THE SERVICES UNDER THIS AGREEMENT ONLY TO ASSIST QHC IN ITS TRANSITION TO OPERATION AS AN INDEPENDENT PUBLIC COMPANY.

(c) The limitations in Section 7.01(a) and Section 7.01(b) shall not apply in respect of any Liability arising out of or in connection with Recipient’s obligations under Section 7.03.

Section 7.02 Warranty; Sole Remedy. The warranties stated in Section 2.02 above are in lieu of any and exclusive of all other representations and warranties of any kind whatsoever. Except for the limited warranties provided hereunder, the Provider shall have no liability to the Recipient under this Agreement and the Recipient’s remedies under this Article VII shall constitute its sole and exclusive remedies under this Agreement; provided that the Recipient shall be entitled to preliminary and other injunctive relief against any willful breach by the Provider of this Agreement.

Section 7.03 Indemnification. The Recipient shall, to the fullest extent permitted by law, defend, indemnify and hold harmless the Provider and its directors, officers, employees, agents and affiliates from and against any and all losses, liabilities, claims and costs, including, but not limited to, attorneys’ fees and legal costs arising from any lawsuits, administrative agency or other actions by third parties (collectively, “Losses”) to which the Provider is subjected arising out of or attributed, directly or indirectly, to the performance or non-performance of any of the Services under this Agreement. Notwithstanding the foregoing, the Recipient shall not be required to defend, indemnify and hold harmless the Provider and its directors, officers, employees, agents and affiliates in respect of any such Losses that are determined by a judgment of a court that is binding, final and not subject to review on appeal to have resulted from the Provider’s intentional misconduct or gross negligence.

Section 7.04 Indemnification Procedures. The provisions of Article IV of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement; provided that, for purposes of this Section 7.04, in the event of any conflict between the provisions of Article IV of the Separation and Distribution Agreement and this Article VII, the provisions of this Agreement shall control.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Mutual Cooperation. The Parties and their respective Subsidiaries and Affiliates shall cooperate with each other in connection with the performance of the Services hereunder; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Parties and their respective Subsidiaries and Affiliates; and, provided, further, that this Section 8.01 shall not require either Party to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise agreed to in writing by the Parties.

Section 8.02 Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement, the Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property which is owned or licensed by the Provider, by reason of the provision of the Services provided hereunder. The Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by the Provider, and the Recipient shall not reproduce any such notices on any and all copies thereof. The Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by the Provider, and the Recipient shall promptly notify the Provider of any such attempt, regardless of whether by the Recipient or any Third Party, of which the Recipient becomes aware.

Section 8.03 Force Majeure. No Party shall be deemed in default of this Agreement for failure to fulfill any obligation so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article V or under this Section 8.03. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide Notice to the Recipient or the Provider of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable unless this Agreement has previously been terminated under Article V or under this

Section 8.03. During the period of a Force Majeure, the Recipient shall be (i) relieved of the obligation to pay Charges for such Service(s) throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Charges for such Service(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than [thirty (30) consecutive days], it being understood that the Recipient shall not be required to provide any advance notice of such termination to the Provider.

Section 8.04 Independent Contractors. The Parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship. Employees performing services hereunder do so on behalf of, under the direction of, and as employees of, the Provider, and the Recipient shall have no right, power or authority to direct such employees.

Section 8.05 Third Party Beneficiaries. Except as provided in Article VII with respect to any person entitled to indemnification thereunder, the provisions of this Agreement are solely for the benefit of the Parties, their Subsidiaries, their Affiliates, and their permitted successors and assigns, and are not intended to confer upon any other Person except the Parties, their Subsidiaries, their Affiliates and their permitted successors and assigns, any rights or remedies hereunder. There are no other Third Party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 8.06 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Tennessee, irrespective of the choice of Laws principles of the State of Tennessee, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 8.07 Dispute Resolution.

(a) In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise) or calculation or allocation of the costs of any Service, or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved in accordance with the dispute resolution process referred to in Section 8.01 of the Separation and Distribution Agreement.

(b) In any Dispute regarding the amount of a Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 8.07(a) and it is determined that the Charge the Provider has invoiced the Recipient, and which the Recipient has paid to the Provider, is greater or less than the amount the Charge should have been, then (i) if it is determined that the Recipient has overpaid the Charge, the Provider shall within five (5) business days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by the Recipient to the time of reimbursement by the Provider; and (ii) if it is determined that the Recipient has underpaid the Charge, the Recipient shall within five (5) business days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by the Recipient to the time of payment by the Recipient.

Section 8.08 Specific Performance. Subject to Section 8.07, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at Law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Proceeding for specific performance that a remedy at Law would be adequate is waived. Unless otherwise agreed in writing, the Parties shall continue to provide Services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 8.07 and this Section 8.08 with respect to all matters subject to such Dispute; provided, however, that this obligation shall only exist during the term of this Agreement.

Section 8.09 Interpretation. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto and thereto) and not to any particular provision of this Agreement. Section and Schedule references are to the Sections and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified. References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 8.10 Headings. The Article, Section and Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.11 Amendment. No provisions of this Agreement, including any Schedule hereto, shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of each of CHSPSC and QHC. No provisions of this Agreement shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party against whom it is sought to be enforced.

Section 8.12 Assignability. This Agreement shall not be assigned without the prior written consent of CHSPSC and QHC, except that:

(a) each Party may assign all of its rights and obligations under this Agreement to any of its Subsidiaries or Affiliates; provided, however, that no such assignment shall release the assigning Party from any Liability under this Agreement; and

(b) in connection with (i) either Party’s divestiture of all or substantially all of its assets to a Third Party or (ii) a Change of Control of either Party, such Party may assign to such Third Party its rights and obligations under this Agreement; provided, however, that (x) no such assignment shall release the assigning Party from any Liability under this Agreement, (y) any and all costs and expenses incurred by either Party in connection with such assignment (including in connection with clause (z) of this proviso) shall be borne solely by the assigning Party, and (z) the Parties shall in good faith negotiate any amendments to this Agreement, including the Schedules to this Agreement, that may be reasonably necessary in order to assign such Services.

Section 8.13 Audit Assistance. Each of the Parties and their respective Subsidiaries and Affiliates are or may be subject to regulation and audit by a Governmental Authority, standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries or Affiliates under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary or Affiliate exercises its right to examine or audit such Party’s or its Subsidiary’s or Affiliate’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for information, to the extent that such assistance or information is within the reasonable control of the cooperating Party and is related to the Services.

Section 8.14 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 8.15 Subsidiaries. CHSPSC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a Subsidiary or Affiliate of CHSPSC and QHC shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a QHC Subsidiary.

Section 8.16 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party.

Section 8.17 Notices. All Notices under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to CHSPSC:

CHSPSC, LLC

4000 Meridian Boulevard

Franklin, Tennessee 37067

Attn: General Counsel

If to QHC:

Quorum Health Corporation

1573 Mallory Lane

Suite 100

Brentwood, TN 37027

Attn: General Counsel

Either Party may, by Notice to the other Party, change the address to which such Notices are to be given.

Section 8.18 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

Section 8.19 Entire Agreement. This Agreement and the exhibits and schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

Section 8.20 Corporate Power. CHSPSC represents on behalf of itself and, to the extent applicable, each Subsidiary and Affiliate of CHSPSC, and QHC represents on behalf of itself and, to the extent applicable, each QHC Subsidiary, as follows:

(a) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(b) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

Section 8.21 Signatures and Delivery. Each of CHSPSC and QHC acknowledges that it may execute this Agreement by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement. Each of CHSPSC and QHC expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind it to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date hereof) and delivered in person, by mail or by courier.

Section 8.22 Severability. In the event that any one or more of the terms or provisions of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the Parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 8.23 Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 8.24 Public Announcements. From and after the Effective Time, the Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statement that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; or (b) as otherwise set forth on Schedule 10.16 to the Separation and Distribution Agreement.

Section 8.25 Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

CHSPSC, LLC		QUORUM HEALTH CORPORATION

By:	/s/ Martin G. Schweinhart	By:	/s/ Michael J. Culotta
Name:	Martin G. Schweinhart	Name:	Michael J. Culotta
Title:	Executive Vice President of Administration	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Short-Term Transition Services Agreement